Exhibit 99.5

AMENDMENT NO. 1 TO AMENDED AND RESTATED WARRANT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED WARRANT (this “Amendment”) dated as of November 30, 2012, is made by and between Avantair, Inc., a Delaware corporation (the “Company”), and Lorne Weil (the “Holder”) and amends the Amended and Restated Warrant dated as of September 28, 2012 issued by the Company to the Holder (the “Warrant,” and as amended by this Amendment, the “Amended Warrant”).

WHEREAS, the Company issued the Warrant to purchase 2,373,620 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company to the Holder at a price of $1.00 per share in accordance with the terms set forth therein, subject to certain antidilution rights set forth in Section 10 of the Warrant (the “Original Antidilution Provisions”);

WHEREAS, the Company expects to issue (the “New Issuance”) senior secured convertible promissory notes (the “New Notes”) and warrants to purchase shares of Common Stock (the “New Warrants”) pursuant to the Note and Warrant Purchase Agreement dated on or about the date hereof by and among the Company and the purchasers set forth therein, as amended and restated from time to time  (the “Note and Warrant Purchase Agreement”), under which the Holder, or one or more affiliates of the Holder, will purchase New Notes and New Warrants, which issuances would have entitled the Holder to certain antidilution protections under the Warrant; and

WHEREAS, the Company and the Holder wish to amend the Warrant to provide for (i) revised antidilution rights as set forth herein (the “Amended Antidilution Provisions”) so the Original Antidilution Provisions would not apply to the New Issuance, and other modifications set forth herein, (ii) a reduction in the Exercise Price (as defined in the Warrant) to $0.50 per share of Common Stock; and (iii) an increase in the number of Securities (as defined in the Warrant) issuable upon exercise in full of the Warrant to 3,560,430 shares of Common Stock;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

I.           Amendment to Warrant

(a) The first three sentences of Section 1 of the Warrant shall be deleted in their entirety and replaced by the following:

“THIS CERTIFIES THAT, for good and valuable consideration, duly paid by or on behalf of Lorne Weil (“Holder”), as registered owner of this Warrant, to Avantair, Inc. (“Company”), Holder is entitled, subject to the provisions of Section 2 hereof, at any time or from time to time at or before 5:00 p.m., Eastern Time on October 19, 2015 (“Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 3,560,430 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). If the Expiration Date is a day on which banking institutions are authorized by law to close, then this Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. This Warrant is initially exercisable at $0.50 per share of Common Stock purchased; provided, however, that upon the occurrence of any of the events specified in Section 6 and Section 10 hereof, the rights granted by this Warrant, including the exercise price and the number of shares of Common Stock to be received upon such exercise, shall be adjusted as therein specified.”

(b) Section 10(a)(i)(C) shall be deleted in its entirety and replaced by the following:

“(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 10(a)(ii), deemed to be issued) by the Company after the date hereof, other than the following (collectively, “Excluded Shares”):

(1) shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Company pursuant to a stock purchase or option plan or other compensatory stock arrangements approved by the Board of Directors of the Company;

(2) grants or issuances of Common Stock, Options or Convertible Securities to lenders, equipment lessors or other financing sources in connection with providing the Company with financing and the shares of Common Stock issued or issuable upon conversion of any such Convertible Securities or exercise of any Options;

(3) shares of Common Stock issued or issuable upon conversion of any Convertible Securities or exercise of any Options in each case outstanding on the date hereof, on the terms existing on the date hereof;

(4) shares of Common Stock issued solely in consideration for the acquisition (by merger or otherwise) of assets of, or equity interests in, another entity;

(5) any other shares of Common Stock, which shares are expressly determined to be Excluded Shares by the Holder;

(6) any shares of Common Stock and warrants issued pursuant to the Restricted Stock Agreement by and between the Company and affiliates of Lorne Weil dated as of September 28, 2012, as amended from time to time including without limitation Amendment No. 1 thereto, and any shares of Common Stock issuable upon exercise of such warrants;

(7) the Warrant, as amended from time to time including without limitation this Amendment, and any shares of Common Stock issuable upon exercise of the Warrant as so amended;

(8) grants or issuances of the New Notes and New Warrants, and any shares of Common Stock issuable upon conversion of the New Notes or upon exercise of the New Warrants;

(9) any convertible notes having a conversion price that is greater than or equal to the Conversion Price (as defined in the New Notes), the shares of Common Stock issuable upon conversion of such convertible notes, any warrants having an exercise price that is greater than or equal to the Exercise Price (as defined in the New Warrants), and the shares of Common Stock issuable upon exercise of such warrants;

(10) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 6; and

(11) grants or issuances of Common Stock, Options or Convertible Securities to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Company.”

II.           Waiver

Each Holder hereby waives any right to an adjustment to the Exercise Price and the Securities in connection with the issuance and sale of the New Notes and New Warrants by the Company on or about the date hereof, or in connection with the issuance of shares of Common Stock issuable upon conversion of the New Notes or exercise of the New Warrants.

III.           Miscellaneous

(a)           Defined Terms.  Terms not defined herein shall have the meaning ascribed to such terms under the Warrant.

(b)           Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(c)           Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)           Integration.  The Amendment and the Warrant represent the entire agreement of the Company and the Holder with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Holder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the Warrant.

(e)           Governing Law.  This Amendment shall be governed by and construed under the laws of the State of Florida, without regard to its provisions concerning the applicability of laws of other jurisdictions.

 [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Amended and Restated Warrant to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AVANTAIR, INC.

By:___________________________
Name:
Title:

Accepted and Agreed:

HOLDER

_______________________
Lorne Weil